ARTICLES OF AMENDMENT

           PREMIER EQUITY FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland at 32 South Street, Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies tot he State Department of Assessments and Taxation of Maryland that:
           FIRST: The charter of the Corporation is hereby amended to redesignate all of the issued and unissued shares of the Corporation's Premier Capital Growth Fund as Premier Aggressive Growth Fund shares.
           SECOND: The Corporation is registered as an open-end investment company under the investment Company Act of 1940.
           THIRD: Each Premier Capital Growth Fund share that is issued and outstanding when these Articles of Amendment become effective will at such time automatically convert into and be reclassified as an issued and outstanding share of Premier Aggressive Growth Fund.
           FOURTH: These Articles of Amendment were approved by at least a majority of the entire Board of Directors of the Corporation and are limited to changes expressly permitted by Section 2-605 of subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.
           The Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects and that this statement is made under the penalties of perjury.
     IN WITNESS WHEREOF, Premier Equity Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice
President, and witnessed by its Assistant Secretary, on the 9th day of September, 1996.

                               PREMIER EQUITY FUNDS, INC.

                               BY:    /s/ Joseph F. Tower
                                    Vice President


WITNESS:


  /s/   Elizabeth Bachman
     Assistant Secretary